Exhibit 99.1

For Immediate Release
Harmonic Appoints Dan Whalen to its Board of Directors
SAN JOSE, Calif. -- August 5, 2021 -- Harmonic (NASDAQ: HLIT) today announced it has expanded the company’s board of directors with the appointment of Dan Whalen.
“I’m pleased to welcome Dan to our board,” said Patrick Harshman, president and CEO of Harmonic. “With his senior management experience and extensive knowledge of the broadband and video industries, we look forward to Dan’s contributions as we continue to grow our cable access and video businesses.”
Mr. Whalen is currently the President and CEO of ATX Networks, a global provider of network infrastructure systems and commercial video solutions. Prior to joining ATX, he served as the Chief Product Officer at ADTRAN, a provider of telecommunications networking and internetworking products. Before ADTRAN, Mr. Whalen held multiple leadership positions at Arris International, a telecommunications equipment company, including Senior Vice President of Sales, Senior Vice President and General Manager of Global Services, and President, Network & Cloud. Mr. Whalen has also held key positions at Cisco Systems, Comdisco, KPMG and Bell Atlantic.
“As Harmonic expands its global leadership position in the virtualized CMTS market and continues to transform the video industry with its streaming solutions, I am looking forward to helping the company deliver on its growth and profitability objectives,” said Mr. Whalen.
Mr. Whalen holds a Bachelor of Engineering degree from Stevens Institute of Technology.
Further information about Harmonic is available at www.harmonicinc.com.
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About Harmonic
Harmonic (NASDAQ: HLIT), the worldwide leader in virtualized cable access and video delivery solutions, enables media companies and service providers to deliver ultra-high-quality video streaming and broadcast services to consumers globally. The company revolutionized cable access networking via the industry's first virtualized cable access solution, enabling cable operators to more flexibly deploy gigabit internet service to consumers' homes and mobile devices. Whether simplifying OTT video delivery via innovative cloud and software platforms, or powering the delivery of gigabit internet cable services, Harmonic is changing the way media companies and service providers monetize live and on-demand content on every screen. More information is available at www.harmonicinc.com.
Harmonic, the Harmonic logo and other Harmonic marks are owned by Harmonic Inc. or its affiliates. All other trademarks referenced herein are the property of their respective owners.
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INVESTOR CONTACT:
David Hanover, KCSA Strategic Communications, Investor Relations for Harmonic, +1 212-896-1220, investor@harmonicinc.com
ENDS